                                                                    EXHIBIT (11)

                                STEPAN COMPANY
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                For the Years Ended December 31, 1993 and 1992
                   (In Thousands, except per share amounts)

                                                             1993         1992
                                                             ----         ----
Computation of Per Share Earnings
- ---------------------------------

Net income                                                $10,776      $15,829
Deduct dividends on preferred stock                         1,097          336
                                                          -------      -------
Income applicable to common stock                         $ 9,679      $15,493
                                                          =======      =======

Weighted average number of shares outstanding               4,947        5,286

Per share earnings*                                       $ 1.957      $ 2.931
                                                          =======      =======

Computation of Per Share Primary Earnings
- -----------------------------------------

Income applicable to common stock                         $ 9,679      $15,493
                                                          =======      =======

Weighted average number of shares outstanding               4,947        5,286

Add net shares issuable from assumed exercise
  of options (under treasury stock method)                    103          134
                                                          -------      -------

Shares applicable to primary earnings                       5,050        5,420
                                                          =======      =======

Per share primary earnings*                               $ 1.917      $ 2.858
                                                          =======      =======

Dilutive effect                                               2.0%         2.5%
                                                          =======      =======

Computation of Per Share Fully Diluted Earnings
- -----------------------------------------------

Net income                                                $ 9,676  (A) $15,829
                                                          =======      =======

Weighted average number of shares outstanding               4,947        5,286

Add net shares issuable from assumed exercise
  of options (under treasury stock method)                    103          151

Add weighted average shares issuable from assumed
  conversion of convertible preferred stock                     -  (A)     140
                                                          -------      -------

Shares applicable to fully diluted earnings                 5,050        5,577
                                                          =======      =======

Per share fully diluted earnings*                         $ 1.917      $ 2.838
                                                          =======      =======

Dilutive effect                                               2.0%         3.2%
                                                          =======      =======

(A) For 1993, the assumed conversion of convertible preferred stock would have been antidilutive. Accordingly, the dividends and shares issuable from assumed conversion have been excluded pursuant to APB No. 15.

*  Rounded

This calculation is submitted in accordance with Regulation S-K, item
601(b)(11).